Exhibit 10.1

Execution Version

BROOKFIELD ASSET MANAGEMENT INC.

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BROOKFIELD ASSET MANAGEMENT LTD.

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BROOKFIELD ASSET MANAGEMENT ULC

RELATIONSHIP AGREEMENT

November 8 , 2022

RELATIONSHIP AGREEMENT

This RELATIONSHIP AGREEMENT is made as of November 8, 2022 (this “Agreement”) between Brookfield Asset Management Inc. (the “Corporation”), a corporation existing under the laws of the Province of Ontario, Brookfield Asset Management Ltd. (the “Manager”), a company incorporated under the laws of the Province of British Columbia, and Brookfield Asset Management ULC (the “Asset Management Company”), an unlimited liability company incorporated under the laws of the Province of British Columbia (the Corporation, the Manager and the Asset Management Company are collectively referred to as the “Parties” and individually as a “Party”).

WHEREAS the Corporation intends to complete a plan of arrangement (the “Arrangement”) pursuant to which, among other things, (i) the Corporation’s asset management business will be transferred to the Asset Management Company and (ii) the Corporation and the Manager will acquire the shares of the Asset Management Company;

WHEREAS the Parties are entering into this Agreement to govern certain aspects of the relationship between the Corporation and other members of the Corporation Group (as defined below) on the one hand and the Manager and the Asset Management Group (as defined below) on the other hand upon completion of the Arrangement;

NOW THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, the following words or expressions will have the following meanings:

(a)

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person.

(b)

“Affiliate Relationship Agreement” means a relationship agreement entered into between the Corporation, one or more Service Providers and one or more Perpetual Affiliates, and “Affiliate Relationship Agreements” means all such agreements.

(c)	“Agreement” has the meaning assigned thereto in the preamble.

(d)	“Arrangement” has the meaning assigned thereto in the preamble.

(e)	“Asset Management Company” has the meaning assigned thereto in the preamble.

(f)	“Asset Management Group” means the Asset Management Company and its Subsidiaries.

(g)	“Brookfield” means, collectively, the Corporation Group, the Brookfield Reinsurance Group, the Manager and its Subsidiaries, and the Asset Management Group.

(h)	“Brookfield Reinsurance Group” means Brookfield Asset Management Reinsurance Partners Ltd. and its Subsidiaries.

(i)

“Carried Interest” means the dividends and distributions, payable by entities such as corporations, partnerships and trusts, which result from any incentive-based payment or performance fee from a Manager Fund.

(j)

“Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the general partner of B) or by virtue of beneficial ownership of a majority of the voting interests in B; and for certainty and without limitation, if A owns shares to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B, or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose; and the term “Controlled” has the corresponding meaning.

(k)	“Corporation” has the meaning assigned thereto in the preamble.

(l)	“Corporation Group” means the Corporation together with its Subsidiaries, including the Perpetual Affiliates.

(m)	“Current Funds” means those Manager Funds listed on Schedule A hereto under the heading “Current Funds” and any other Manager Fund launched after the date hereof but prior to the Effective Date.

(n)	“Effective Date” means the date of the Arrangement.

(o)	“Fund” means any limited life or perpetual private investment entity, managed account, joint venture, consortium, partnership or investment fund.

(p)

“Governing Body” means (i) with respect to a corporation or company, the board of directors of such corporation or company, (ii) with respect to a limited liability company, the manager(s) or managing partner(s) of such limited liability company, (iii) with respect to a partnership, the board, committee or other body of the general partner of such partnership that serves a similar function (or if any such general partner is itself a partnership, the board, committee or other body of such general partner’s general partner that serves a similar function) and (iv) with respect to any other Person, the body of such Person that serves a similar function.

(q)	“Gross Carried Interest” means an amount equal to 100% of the Carried Interest prior to any allocations, distributions or deductions towards taxes or expenses of any nature.

(r)	“Liabilities” means any claims, liabilities, losses, damages, costs or expenses (including legal fees).

(s)	“Manager” has the meaning assigned thereto in the preamble.

(t)

“Manager Fund” means a Fund or other investment strategy established, sponsored or managed by the Asset Management Company or any of its Subsidiaries, whether or not existing on the date hereof, and includes each Mature Fund, Current Fund and Open-ended Fund.

(u)

“Master Services Agreement” means a master services agreement entered into between one or more Service Providers and one or more Perpetual Affiliates, and “Master Services Agreements” means all such agreements.

(v)	“Mature Funds” means those Manager Funds listed on Schedule A hereto under the heading “Mature Funds”.

(w)	“New Funds” means all Manager Funds launched on or after the Effective Date.

(x)	“Open-ended Funds” means those Manager Funds listed on Schedule A hereto under the heading “Open-ended Funds”.

(y)	“Parties” has the meaning assigned thereto in the preamble.

(z)

“Perpetual Affiliates” means Brookfield Renewable Partners L.P., Brookfield Infrastructure Partners L.P., Brookfield Business Partners L.P. and Brookfield Property Partners L.P., in each case, together with each of their Subsidiaries.

(aa)	“Person” has the meaning set out in Section 1.2(c).

(bb)	“Service Providers” means the relevant members of the Asset Management Group appointed to act as service providers pursuant to a Master Services Agreement.

(cc)	“Service Recipients” means, collectively, those Persons who receive services under a Master Services Agreement.

(dd)

“Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person; provided that, for purposes of this Agreement, in the case of the Corporation, “Subsidiary” does not include the Asset Management Company or its Subsidiaries.

(ee)	“Tax Matters Agreement” means the tax matters agreement between the Corporation, the Manager and the Asset Management Company relating to the Arrangement.

(ff)	“Term” has the meaning set out in Section 11.1.

1.2	Interpretation

Unless the context otherwise requires:

(a)	words importing the singular will include the plural and vice versa, words importing gender will include all genders or the neuter, and words importing the neuter will include all genders;

(b)

the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(c)

references to any an individual, sole proprietorship, partnership, unincorporated association, unincorporated organization, unincorporated syndicate, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal or personal representative (each, a “Person”) include such Person’s successors and permitted assigns;

(d)

except as otherwise provided in this Agreement, any reference in this Agreement to a statute, regulation, policy, rule or instrument will include, and will be deemed to be a reference also to, all rules and regulations made under such statute, in the case of a statute, to all amendments made to such statute, regulation, policy, rule or instrument, and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

(e)

any reference to this Agreement or any other agreement, document or instrument will be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified; and

(f)

in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a business day, then such amount will be determined, or such action will be required to be taken at or before the requisite time on the next succeeding day that is a business day.

1.3	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the Parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The Parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.4	Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement hereto, by any Party or its directors, officers, employees or agents, to any other Party or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the Parties have been induced to enter into this Agreement or any amendment or supplement hereto by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.5	Amendment; Waiver

This Agreement may not be amended or modified except by an agreement in writing executed by each of the Parties. Except as expressly provided in this Agreement, no waiver of this Agreement will be binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

1.6	Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and waives objection to the venue of any proceeding in such court or any argument that such court provides an inconvenient forum.

ARTICLE 2

ACQUISITIONS

2.1	Pre-emptive Right to Asset Management Acquisitions

The Corporation agrees that during the Term, the Asset Management Company will have a pre-emptive right over acquisition opportunities that are presented to the Corporation Group that relate to businesses or business groups whose revenues are predominantly from asset management activities.

2.2	Corporation Group Operations

The Manager and the Asset Management Company acknowledge and agree that the members of the Corporation Group carry on a diverse range of businesses worldwide and that, except as explicitly provided herein, nothing in this Agreement shall in any way limit or restrict members of the Corporation Group from carrying on their respective businesses, commencing or acquiring new lines of businesses or pursuing other types of acquisitions, investments or other transactions.

ARTICLE 3

CAPITAL ALLOCATION AND FEE ARRANGEMENTS

3.1	No Obligation

The Manager and the Asset Management Company acknowledge and agree that no member of the Corporation Group has an obligation to commit capital to a Manager Fund or to provide support to the Manager or any member of the Asset Management Group, whether by way of guaranteeing obligations, warehousing investments, providing backstops, participating in co-investments, seeding new strategies or otherwise. Notwithstanding the foregoing, the Corporation agrees that any arrangements or understandings existing as of the Effective Date between the Corporation Group and the Asset Management Group will be maintained in accordance with existing terms until such time that they are amended or terminated.

3.2	Right of Participation

3.2.1 The Manager and the Asset Management Company agree that the Corporation will have an ongoing and perpetual right to participate up to 25% in every New Fund. Such 25% participation in a New Fund shall be exclusive of any direct or indirect participation by the Manager or the Asset Management Company and may be made directly or indirectly through one or more members of the Corporation Group or the Brookfield Reinsurance Group. The Parties agree to abide by the terms of each of the Affiliate Relationship Agreements in relation to any capital committed through the Corporation Group.

3.2.2 To the extent capital is committed to a New Fund (i) by any of the Perpetual Affiliates, the same fee arrangements that were applicable prior to the Arrangement will continue to apply; and (ii) by a member of the Corporation Group (other than a Perpetual Affiliate) or a member of the Brookfield Reinsurance Group, no fee will apply unless otherwise agreed to in the specific instance. The Parties acknowledge that capital committed pursuant to clause (ii) will generally be of strategic value, such as where the Corporation is an anchor investor or a large co-investor, which entitles such capital to be invested in New Funds on a no-fee basis.

3.3	Guarantees and Support

3.3.1 The Corporation may, in its sole discretion, provide support to the Asset Management Group, by way of warehousing investments, guaranteeing obligations, providing backstops, seeding new strategies or otherwise, by itself or through one or more members of the Corporation Group.

3.3.2 To the extent any member of the Corporation Group provides any support to the Asset Management Group pursuant to Section 3.3.1, it will receive compensation as follows:

(a)

in relation to any warehousing of investments, the same cost of carry that the Asset Management Company (or the relevant Subsidiary) is entitled to under the relevant fund documents; provided that, if no cost of carry rate is specified therein, a cost of carry of 8% per annum;

(b)	in relation to any backstops or guarantees, standby or commitment fees at market rates; and

(c)	in relation to any other arrangements not covered by the above, such other fees or compensation as agreed to between the relevant Parties.

Notwithstanding clauses (a) and (b) above, the Parties may, on a case by case basis and in accordance with any applicable conflicts protocols, agree to any other fees or compensation.

ARTICLE 4

CARRIED INTEREST

4.1	Apportionment of Carried Interest

4.1.1 The Parties agree that the Gross Carried Interest in relation to each Manager Fund shall be allocated in the following manner:

Type of Manager Fund	Entitlement to Gross Carried Interest
	Corporation	Asset Management Group
Mature Funds	100%	—
Current Funds	33.3%	66.7%
Open-ended Funds	33.3%	66.7%
New Funds	33.3%	66.7%

4.1.2 The Parties agree that (a) the Corporation, as a result of directly or indirectly owning securities or other equity interests, will be entitled to the Gross Carried Interest set out above on an ongoing and perpetual basis notwithstanding the Corporation’s percentage ownership interest in the Asset Management Company and regardless of participation in New Funds; and (b) except as set out in Section 5.2, no member of the Corporation Group is entitled to any voting rights in, and is not otherwise entitled to participate in the governance of, any of the Manager Funds by virtue of its entitlement to a portion of the Carried Interest.

4.2	Clawback of Carried Interest

Each of the Corporation and the Asset Management Group will be responsible for clawback obligations in relation to Carried Interest in the same proportion as set out in Section 4.1 and otherwise in accordance with the provisions of the relevant Fund documents. To the extent that a Party or a Subsidiary thereof (for the purposes of this Section 6.2, each a “Clawback Indemnitor”) is responsible for satisfying any clawback obligations to the other Party or a Subsidiary thereof (for the purposes of this Section 6.2, each a “Clawback Indemnitee”), such Party will (or will cause the relevant Clawback Indemnitor to) keep the Clawback Indemnitee indemnified to that extent and will fulfill their obligations in a manner as agreed between them.

4.3	Employee Entitlement to Carried Interest

The Parties acknowledge that certain employees of the Manager, the Asset Management Company and their Subsidiaries are eligible to receive a portion of the Carried Interest related to certain Mature Funds. Where such eligible employees own an interest in a legal entity (“Direct Interest”) through which their entitlement to Carried Interest is distributable to them, nothing further needs to be done by the Parties. Where such eligible employees only have the ability to receive distributions of their Carried Interest entitlement as a contractual or similar right and not as a Direct Interest (“Notional Carry”), the Corporation will endeavour to pay an amount equal to such employee’s Notional Carry directly to that employee. To the extent it is not feasible for the Corporation to pay the Notional Carry directly, the Corporation agrees to make a payment to the Manager, the Asset Management Company or any Subsidiary thereof, as applicable (in such Person’s capacity as the employer of the relevant employee), in the full amount of Notional Carry owed to that employee. The Manager and the Asset Management Company each agree to, and agree to cause their Subsidiaries to, forward to the relevant employee any payment received from the Corporation pursuant to this Section 4.3.

ARTICLE 5

MANAGEMENT

5.1	Individuals Performing Overlapping Roles

The Parties acknowledge that certain officers and directors of the Corporation will serve as officers and directors of the Corporation, the Manager and/or a member of the Asset Management Group. For so long as this is the case, the Parties agree that (a) each Party will separately compensate such individuals for such individuals’ services to each of them, and (b) the allocation of such individuals’ time between the businesses shall be as agreed to by them from time to time taking into account the needs of each of their businesses.

5.2	Investment Committees

The Asset Management Company has existing investment committees for each of its core strategies and may in the future have additional investment committees for new strategies or products. Each of the investment committees will consist of (a) the chief executive officer of the Manager, the chief executive officer of the relevant business group, and other senior management personnel of the Manager and the Asset Management Group; and (b) the chief executive officer of the Corporation and another senior management nominee from the Corporation.

5.3	Access to Information

5.3.1 Upon the request of the Corporation or the Manager from time to time, in such Person’s capacity as a shareholder of the Asset Management Company (in such capacity, a “Shareholder”), the Asset Management Company agrees to provide such Shareholder (together with its representatives and advisors) with full access to its premises, assets, books, records, accounts, tax returns, contracts, commitments and records during normal business hours. Additionally, upon the reasonable request of a Shareholder, such Shareholder and its representatives and advisors shall also be provided with opportunities to meet with the auditors, officers, employees, advisors or personnel of the Asset Management Company during normal business hours.

5.3.2 The Asset Management Company acknowledges that the Corporation and the Manager may be required to provide their shareholders with financial information of the Asset Management Company. Without limiting the generality of Section 5.3.1, for so long as the Corporation and the Manager are required to provide such information, the Asset Management Company agrees that the Corporation’s and the Manager’s respective audit committees may engage directly with the external and internal auditors of the Asset Management Company and be involved in the preparation of the Asset Management Company’s quarterly and annual financial statements, and any related management’s discussion and analysis.

5.3.3 The Asset Management Company consents to the use of its information for any purpose reasonably related to a Shareholder’s shareholding in the Asset Management Company, including for any presentation by such Shareholder to its board of directors or any committee thereof, or such Shareholder’s shareholders, or for the preparation of such Shareholder’s own financial statements.

ARTICLE 6

AFFILIATE RELATIONSHIP AGREEMENTS

6.1	Obligations under Affiliate Relationship Agreements and Master Services Agreements

Each of the Manager and the Asset Management Company agrees in favour of the Corporation that: (a) it will be bound by, and will perform and/or cause the relevant Service Providers to perform the obligations of the Service Providers under, the Affiliate Relationship Agreements and the Master Services Agreements; and (b) it will not terminate, or permit any Service Provider to terminate, any Master Services Agreement or the related Affiliate Relationship Agreement, in each case, without the written consent of the Corporation.

6.2	Indemnity

6.2.1 The Manager and the Asset Management Company (for the purposes of this Section 6.2, each an “Indemnifying Party”) hereby jointly and severally agree, to the fullest extent permitted by applicable law, to indemnify and hold harmless the Corporation and any directors, officers, agents, subcontractors, contractors, delegates, members, partners, shareholders, employees and other representatives of the Corporation (each, an “Indemnified Party”) from and against any Liabilities incurred by them arising from the business and activities of the Indemnifying Parties in connection with any Affiliate Relationship Agreement, any Master Services Agreement or the services provided thereunder, solely to the extent that any such Liability is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from an Indemnifying Party’s bad faith, fraud, willful misconduct, gross negligence or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

6.2.2 The Parties expressly acknowledge and agree that the right to indemnity provided in this Section 6.2 will be in addition to and not in derogation of any other liability which an Indemnifying Party in any particular case may have or of any other right to indemnity or contribution which any Indemnified Party may have by statute or otherwise at law.

6.2.3 The aggregate liability of the Indemnifying Parties, any of their Affiliates, and any directors, officers, employees, contractors, agents, advisors, members, partners, shareholders and other representatives of any of the foregoing pursuant to this Section 6.2 shall not exceed the aggregate amount paid by the Service Recipients in the two most recent calendar years pursuant to the Master Services Agreement or the related Affiliate Relationship Agreement giving rise to the indemnity claim.

6.2.4 The indemnity provided in this Section 6.2 will survive the termination or purported termination of this Agreement and of the applicable Master Services Agreement or Affiliate Relationship Agreement.

ARTICLE 7

EMPLOYMENT MATTERS

7.1	Employees

Each Party agrees to make its full operational capabilities available to the other Parties in accordance with any agreed upon rates or otherwise on terms consistent with past practice and based on protocols existing immediately prior to the Arrangement. Additionally, the Parties will, and will cause their Subsidiaries and portfolio companies to implement secondments and other employment or training initiatives in an effort to ensure the development of all employees of Brookfield and to allocate all of Brookfield’s employment resources effectively. Such secondments and other initiatives shall be carried out on terms consistent with past practice and based on protocols existing immediately prior to the Arrangement.

7.2	Long Term Incentive Awards

7.2.1 Certain employees of the Manager and the Asset Management Company may hold options and other equity or equity-based awards issued by the Corporation. The Parties agree that, except for the costs related to the tracking deferred share unit program established by a Subsidiary of the Corporation in respect of the Manager shares (which costs will be reimbursed by the Asset Management Company as and when they arise on cash settlement of the awards), the Corporation shall be responsible for the cost associated with such options and other awards notwithstanding that such employees are employed by another Party at the relevant time.

7.2.2 Certain employees of the Corporation may hold options and other equity or equity-based awards in the Manager. The Parties agree that the Manager shall be responsible for the cost associated with such options and other awards notwithstanding that such employees are employed by another Party at the relevant time.

7.3	Compensation Policies of Asset Management Company

The Parties agree that the Manager’s management resources and compensation committee will implement and oversee the compensation policies and practices of the Asset Management Company.

ARTICLE 8

EXCHANGE ARRANGEMENTS AND GOVERNANCE RIGHTS

8.1	Consent Right - Exchange Arrangements

The Parties acknowledge that one or more Subsidiaries of the Asset Management Company are party to, or may from time to time become party to, agreements pursuant to which a Subsidiary of the Asset Management Company has the right to elect to deliver shares of the Corporation and/or shares of the Manager in satisfaction of cash amounts owed by that Subsidiary under such agreement. The Asset Management Company agrees to seek the written consent of the Corporation or the Manager (each, an “Issuing Entity”), as applicable, prior to any election by a Subsidiary of the Asset Management Company to deliver shares of an Issuing Entity. To the extent that an Issuing Entity consents to a Subsidiary making such an election, but subject to the restrictions provided in the Tax Matters Agreement and the receipt of all applicable regulatory and stock exchange approvals:

(a)	such Issuing Entity agrees that it will cause such shares to be issued and delivered as directed by the applicable Subsidiary; and

(b)

the Asset Management Company agrees to compensate such Issuing Entity for the value of the issued shares (as determined in accordance with the applicable agreement), such compensation to be payable as agreed to by such Issuing Entity.

8.2	Governance Rights

The Corporation and the Asset Management Company acknowledge that the Corporation has been granted governance rights in respect of certain investments forming part of the asset management business being transferred to the Asset Management Company, including the right to nominate directors and consent rights over certain significant decisions. The Corporation agrees that to the extent it possesses such rights, prior to exercising any such rights, it will consult with the Asset Management Company with respect to the manner in which those governance rights are exercised.

ARTICLE 9

OTHER MATTERS

9.1	Indebtedness of Brookfield Finance LLC

The Parties acknowledge that prior to the date hereof, Brookfield Finance LLC incurred indebtedness pursuant to various debt instruments (the “Brookfield Finance Debt”). The Brookfield Finance Debt was assumed by Brookfield Finance Inc. and guaranteed by the Corporation. The Corporation agrees to indemnify and hold harmless (or cause any of its Subsidiaries to indemnify and hold harmless) Brookfield Finance LLC from and against any Liabilities incurred, directly or indirectly, by the Asset Management Company arising from or related to the Brookfield Finance Debt.

9.2	Office Space

The Parties agree to share the existing physical office space used by the Corporation and its Affiliates. The Parties agree to enter into, or cause their relevant Subsidiaries to enter into, customary office sharing arrangements consistent with past practice and based on protocols existing immediately prior to the Arrangement with respect to such matters. In connection with the sharing of physical office space, the Parties agree that there is no expectation to implement additional information barriers beyond those that exist at the date of this Agreement. The Parties will agree from time to time on the cost to be allocated to each of the Parties in connection with any such arrangements.

9.3	Intellectual Property

The Corporation shall provide the Manager and the Asset Management Group with the right to access and use intellectual property owned by the Corporation based on protocols existing immediately prior to the Arrangement with respect to such matters.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1	Representations and Warranties

Each of the Parties hereby represents and warrants to each of the other Parties that:

(a)	it is validly organized and existing under the relevant laws governing its formation and existence;

(b)	it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

(c)	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(d)

the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its articles, notice of articles, by-laws, constituent documents or other organizational documents;

(e)	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

(f)

this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defences and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 11

GENERAL

11.1	Term

The term of this Agreement (the “Term”) will begin on the Effective Date, immediately following the completion of the “Corporation Spin-off Butterfly” transactions as part of the Arrangement, and will continue in full force and effect, in perpetuity, until terminated in accordance with Section 11.2.

11.2	Termination

This Agreement may be terminated at any time upon mutual agreement of the Corporation and the Manager.

11.3	Further Assurances

Each of the Parties will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

11.4	Enurement

This Agreement will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

11.5	Assignment

No Party may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of each other Party.

11.6	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and delivered personally or by courier or by facsimile or other means of electronic communication addressed to the recipient as follows:

(a)	in the case of the Corporation:

Brookfield Asset Management Inc.

Brookfield Place

181 Bay Street, Suite 100

Toronto, Ontario M5J 2T3

Attention: Swati Mandava

E-mail: swati.mandava@brookfield.com

(b)	in the case of the Manager:

Brookfield Asset Management Ltd.

Brookfield Place

181 Bay Street, Suite 100

Toronto, Ontario M5J 2T3

Attention: Kathy Sarpash

E-mail: kathy.sarpash@brookfield.com

(c)	in the case of the Asset Management Company:

Brookfield Asset Management ULC

Brookfield Place

181 Bay Street, Suite 100

Toronto, Ontario M5J 2T3

Attention: Kathy Sarpash

E-mail: kathy.sarpash@brookfield.com

or other such address that a Party may, from time to time, advise the other Parties by notice in writing given in accordance with the foregoing. Date of receipt of any such notice will be deemed to be the date of actual delivery thereof or, if given by facsimile or other electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient with written confirmation of receipt by fax or other electronic communication and verbal confirmation of same and on the next business day, if not given during such hours.

11.7	Counterparts

This Agreement may be executed in counterparts (by facsimile or otherwise), each of which will be deemed an original, and all of which taken together will constitute one and the same instrument.

11.8	Specific Performance

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the Parties have duly executed this Agreement on the date written on the first page of this Agreement.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Nicholas H. Goodman
Name: Nicholas H. Goodman Title: Chief Financial Officer I have authority to bind the corporation.

BROOKFIELD ASSET MANAGEMENT LTD.

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash Title: Authorized Signatory I have authority to bind the company.

BROOKFIELD ASSET MANAGEMENT ULC

By:	/s/ Justin B. Beber
Name: Justin B. Beber Title: Director I have authority to bind the company.

Relationship Agreement

SCHEDULE A

MANAGER FUNDS

Current Funds	Mature Funds	Open-ended Funds
Brookfield Strategic Real Estate Partners IV	Brookfield Real Estate Turnaround Fund	Brookfield Premier Real Estate Partners

Brookfield Infrastructure Fund V	Brookfield Strategic Real Estate Partners I	Brookfield Premier Real Estate Partners Australia

Brookfield Global Transition Fund	Brookfield Strategic Real Estate Partners II	Super-Core Infrastructure Partners

Brookfield Capital Partners VI	Brookfield Strategic Real Estate Partners III	Brookfield Senior Mezzanine Real Estate Finance Fund

Brookfield Technology Growth III	Thayer VI	Brookfield European Real Estate Partnership

Brookfield Infrastructure Debt III	Brookfield Opportunity Zone Partners	Brookfield Infrastructure Income Fund

Brookfield Real Estate Secondaries	U.S. Multifamily Value Add Fund II	Brookfield REIT

U.S. Multifamily Value Add Fund III

U.S. Office Fund

DTLA

Brookfield Single Family Rental
Brookfield Infrastructure Fund I
Brookfield Infrastructure Fund II
Brookfield Infrastructure Fund III
Brookfield Infrastructure Fund IV
Brookfield Infrastructure Fund IV Renewable Sidecar
Brookfield Capital Partners Fund III
Brookfield Capital Partners Fund IV
Brookfield Capital Partners Fund V
Brookfield Technology Partners II
Brookfield Special Investments Fund
Brookfield Real Estate Finance Fund I
Brookfield Real Estate Finance Fund IV
Brookfield Real Estate Finance Fund V
Brookfield Real Estate Finance Fund VI
Brookfield Infrastructure Debt Fund I
Brookfield Infrastructure Debt (Europe)
Brookfield Infrastructure Debt Fund II
Brookfield Infrastructure Debt (Europe) II
Peninsula Brookfield India Real Estate Fund